					Exhibit A

TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES
(a wholly owned subsidiary of TNP Enterprises, Inc.)
CONSOLIDATING BALANCE SHEET
December 31, 2001
(Amounts in Thousands)

	Texas-New Mexico Power Company	Texas Generating Company	Texas Generating Company II	Consolidating Entries	Texas-New Mexico Power Company Consolidated
ASSETS
UTILITY PLANT	$ 760,377	$ -	$ -	$ -	$ 760,377
Less: accumulated depreciation	266,728	-	-	-	266,728
Net utility plant	493,649	-	-	-	493,649

INVESTMENT IN SUBSIDIARY COMPANIES	100,165	-	4,250	(104,415)	-
OTHER PROPERTY AND INVESTMENTS, at cost	334	-	-	-	334
CURRENT ASSETS:
Cash and cash equivalents	5,634	-	-	-	5,634
Accounts receivable	5,588	-	-	-	5,588
Deferred purchased power and fuel costs	1,852	-	-	-	1,852
Assets held for sale	3,335	100,165	-	-	103,500
Other current assets	3,199	-	-	-	3,199
Total current assets	19,608	100,165	-	-	119,773

LONG-TERM AND OTHER ASSETS:
Recoverable stranded costs	311,944	-	-	-	311,944
Deferred charges	15,099	-	-	-	15,099
Total long-term and other assets	327,043	-	-	-	327,043
	$ 940,799	$ 100,165	$ 4,250	$ (104,415)	$ 940,799

CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common shareholder's equity:
Common stock	$ 107	$ 436,543	$ 4,602	$ (441,145)	$ 107
Other paid-in-capital	222,149	(327,296)	2	327,294	222,149
Retained earnings (deficit)	115,685	(9,082)	(354)	9,436	115,685
Accumulated other comprehensive loss	(530)	-	-	-	(530)
Total common shareholder's equity	337,411	100,165	4,250	(104,415)	337,411
Long-term debt, less current maturities	342,411	-	-	-	342,411
Total capitalization	679,822	100,165	4,250	(104,415)	679,822

CURRENT LIABILITIES:
Accounts payable	31,952	-	-	-	31,952
Other current liabilities	61,825	-	-	-	61,825
Total current liabilities	93,777	-	-	-	93,777

LONG-TERM AND OTHER LIABILITIES:
Deferred purchased power and fuel costs	10,665	-	-	-	10,665
Accumulated deferred income taxes	124,889	-	-	-	124,889
Accumulated deferred investment tax credits	20,792	-	-	-	20,792
Deferred credits	10,854	-	-	-	10,854
Total long-term and other liabilities	167,200	-	-	-	167,200
	$ 940,799	$ 100,165	$ 4,250	$ (104,415)	$ 940,799